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                                                                    EXHIBIT 4.02

            CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF
             SERIES B CONVERTIBLE, NON-REDEEMABLE PREFERRED STOCK
                       OF INTEGRATED ORTHOPAEDICS, INC.

          Integrated Orthopaedics, Inc., a Texas corporation (the "Company"), acting pursuant to Article 2.13 of the Texas Business Corporation Act, does hereby submit the following Certificate of Designations, Rights and Preferences of its Series B Convertible, Non-Redeemable Preferred Stock.

          FIRST:   The name of the Company is Integrated Orthopaedics, Inc.

          SECOND: By unanimous vote of the Board of Directors of the Company (the "Board of Directors") at a meeting duly called and held, the following resolutions were duly adopted:

          RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended through the date hereof, of the Company (the "Articles of Incorporation"), a series of the class of authorized Preferred Stock, with a par value of $0.01 per share, of the Company be hereby created, and that the designation of amount thereof and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions of such series, be as set forth below:

          1. Designation. The designation of the Series of Preferred Stock authorized hereby shall be "Series B Convertible, Non-Redeemable Preferred Stock" (the "Series B Preferred Stock") with a par value of $0.01 per share, and 400,000 shares are hereby authorized for issuance.

          2.   Ranking.  The Series B Preferred Stock shall rank as to dividends
(i) senior to the Common Stock, par value $0.001 per share, of the Company (the "Common Stock") and any other class or series of capital stock that by its express terms provides that it ranks junior to the Series B Preferred Stock as to dividends or that does not expressly provide for any ranking as to dividends (except for the Series A Preferred Stock) ("Junior Securities"), (ii) on a parity with the Series A Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") and any other class or series of capital stock that by its express terms provides that it ranks on a parity with the Series B Preferred Stock as to payment of dividends ("Parity Securities") and (iii) junior to any class or series of
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capital stock that by its express terms provides that it ranks senior to the
Series B Preferred Stock ("Senior Securities").

          3. Dividends. The holders of Series B Preferred Stock shall be entitled to receive cumulative cash dividends at a rate per annum (the "Dividend Rate") of $9.00 per share. Such dividends shall be payable, as and when declared by the Board of Directors out of funds legally available therefor, on the last day of March, June, September and December of each year, commencing December 31, 1997 (each a "Dividend Payment Date") (unless such day is not a business day, in which event on the next succeeding business day), to holders of record as they appear on the register for the Series B Preferred Stock (the "Preferred Stock Register") on the March 15, June 15, September 15, and December 15, as appropriate, immediately preceding such Dividend Payment Date.

          At the option of the Company and except as provided below with respect to the payment of cash in respect of fractional shares, dividends on the Series B Preferred Stock may be paid, instead of in cash, in whole or in part, on declaration of the Board of Directors, in additional shares of the Series B Preferred Stock (the "Dividend Shares"); provided, however, that if no such declaration is made on or before a Dividend Payment Date, the quarterly dividend shall automatically accrue in Dividend Shares on the Dividend Payment Date. To the extent dividends are payable in whole or in part in Dividend Shares, such Dividend Shares shall be valued at $100 per share with a liquidation value of $100 per share and shall have all rights and preferences of the Series B Preferred Stock hereunder, including dividends payable at the rate specified in the preceding paragraph, subject to the option of the Company to pay such dividends in Dividend Shares of the Series B Preferred Stock in lieu of cash. Notwithstanding any other provisions hereof, certificates representing Dividend Shares shall not be issued to the holder entitled thereto until requested by such holder.

          Dividends shall accrue from the date of original issue of the Series B Preferred Stock, except that dividends on Dividend Shares of the Series B Preferred Stock shall accrue from the date such Dividend Shares are issued. To the extent that all or any part of dividends in Dividend Shares of the Series B Preferred Stock would result in the issuance of a fractional Dividend Share of such series, then such amount shall be paid in cash.

          Notwithstanding any other provision hereof, prior to the second anniversary of the date of filing of this Certificate of Designation with the Secretary of State of the State of Texas (the "Original Issue Date"), the Company shall elect, by written notice to the holders of the Series B Preferred Stock, to have one of the following options govern the Dividend Rate (provided, that if no election is made by the Company, Option 2 shall govern; and provided further that the volume and price information set forth in the following options shall be equitably adjusted in the event

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of any stock split, stock dividend, recapitalization or reclassification with respect to or otherwise affecting the Common Stock at any time after the date hereof):

     OPTION 1

     If both of the following minimum price and volume requirements are met for a designated quarterly period during 2001 or 2002, the Dividend Rate payable on the Series B Preferred Stock will be reduced from and after the date of the next succeeding quarterly period following such designated quarterly period (but not retroactively) as follows:

     Dividend Rate during 2001  =  $6.00 per share
     Dividend Rate during 2002  =  $4.00 per share

     Minimum Share Price: The minimum share price, determined by the average closing sales price of the Common Stock for the twenty trading days immediately following the public release of actual earnings by the Company for the quarter in question or, in the case of the fourth quarter, the public release of actual annual earnings, for calendar quarters during 2001 and 2002 shall be as follows:


     Year       Q1         Q2         Q3         Q4
     ----       --         --         --         --

     2001     $20.08     $21.48     $22.88     $24.28
     2002     $24.88     $25.49     $26.10     $26.70

     Minimum Average Daily Trading Volume: The minimum average daily trading volume shall be 125,000 shares, calculated in a manner consistent with that of the American Stock Exchange. The trading period shall be the twenty trading days immediately preceding the most recent public release of quarterly or annual earnings by the Company, provided that the Company shall not have issued any press releases during such twenty trading day period. If the Company shall have issued a press release during such twenty trading day period, the trading period shall be the 60 consecutive trading days beginning on the 40th trading day immediately preceding the most recent public release of quarterly or annual earnings. For purposes of such calculation, (i) daily trading volume will be capped at 375,000 shares and (ii) share repurchases by the Company and block trades (single trades in excess of 10,000 shares) will be excluded.

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     OPTION 2

     If both of the following minimum price and volume requirements are met for a designated quarterly period during 2000, 2001 or 2002, the Dividend Rate payable on the Series B Preferred Stock will be reduced from and after the first day of the next succeeding quarterly period (but not retroactively) as follows:

     Dividend Rate during 2000  =    $7.00 per share
     Dividend Rate during 2001  =    $6.00 per share
     Dividend Rate during 2002  =    $4.00 per share

     Minimum Share Price: The minimum share price, determined by the average closing sales price of the Common Stock for the twenty trading days immediately following the public release of actual earnings by the Company for the quarter in question or, in the case of the fourth quarter, the public release of actual annual earnings, for calendar quarters during 2000, 2001 and 2002 shall be as follows:

     Year       Q1         Q2         Q3         Q4
     ----       --         --         --         --

     2000     $15.44     $16.52     $17.60     $18.67
     2001     $20.08     $21.48     $22.88     $24.28
     2002     $24.88     $25.49     $26.10     $26.70

     Minimum Average Daily Trading Volume: The minimum average daily trading volume shall be 160,000 shares, calculated in a manner consistent with that of the American Stock Exchange. The trading period shall be the twenty trading days immediately preceding the most recent public release of quarterly or annual earnings by the Company, provided that the Company shall not have issued any press releases during such twenty trading day period. If the Company shall have issued a press release during such twenty trading day period, the trading period shall be the 60 consecutive trading days beginning on the 40th trading day immediately preceding the most recent public release of quarterly or annual earnings. For purposes of such calculation, (i) daily trading volume will be capped at 480,000 shares and (ii) share repurchases by the Company and block trades (single trades in excess of 10,000 shares) will be excluded.

          No dividend or distribution in cash, shares of capital stock or other property shall be paid or declared and set apart for payment on any date on or in

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respect of any Junior Securities, and the Company shall not redeem, purchase or otherwise acquire for value any Junior Securities while shares of Series B Preferred Stock remain outstanding.

          No dividend may be paid or declared and set apart for payment on any share of Series B Preferred Stock unless at the same time a ratable dividend in cash or Dividend Shares, as the case may be, is paid or set apart for payment on all shares of Series B Preferred Stock then outstanding.

          4. Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or proceeds thereof, shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of Series B Preferred Stock shall be entitled to receive payment of $100 per share held by them, plus an amount equal to all accrued and unpaid dividends thereon, whether or not declared to the date of such payment. If, upon any liquidation, dissolution or winding-up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of shares of Series B Preferred Stock shall be insufficient to pay in full the respective preferential amounts on shares of Series B Preferred Stock and all Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and the holders of Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which the holders of Series B Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. For the purpose of this Section 4, none of the merger or the consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company or the sale, transfer, or other disposition of all or substantially all of the assets of the Company, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Company.

          5. Retirement of Shares. Shares of Series B Preferred Stock that have been issued and have been redeemed, repurchased or reacquired in any manner by the Company shall be retired and not reissued and shall resume the status of authorized but unissued and non-designated shares of preferred stock of the Company.

          6. Voting. Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series B Preferred Stock could be converted pursuant to the provisions of Section 10 hereof at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited. Each

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holder of Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except for the election of directors and as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, and except for the vote of the Series B Preferred Stock provided for in
Section 7 hereof, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          7.   Special Voting Rights.

          (a) Election of Directors. The holders of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held by such holders on a record date set to hold a meeting at which the holders of Series B Preferred Stock shall be entitled to elect, as a class, three directors. The Company agrees to call a meeting of holders of shares of Series B Preferred Stock in order that the Series B Preferred Stock may be represented on the Board of Directors in accordance with the preceding sentence. In the event of any breach by the Company of any of the financial covenants set forth in Section 13 hereof, the holders of the majority of the issued and outstanding Series B Preferred Stock shall be entitled to elect a majority of the Board of Directors.

          (b) Affiliate Transactions. The holders of Series B Preferred Stock shall be entitled to a special class vote in connection with any proposed Affiliate Transaction (as hereinafter defined). The Company agrees to call a special meeting of holders of shares of Series B Preferred Stock in order that the holders of Series B Preferred Stock may consider and vote upon any proposed Affiliate Transaction. As used herein, the term "Affiliate Transaction" means any proposed transaction or series of related transactions between the Company or its subsidiaries and any officer, director, 5% or greater shareholder or any immediate family member of any of the foregoing involving commitments or expenditures on the part of the Company or its subsidiaries in excess of $60,000.

          (c) Approval Rights. Until such time that FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P. or their affiliates own less than a majority of the Series B Preferred Stock (or the shares of Common Stock issuable upon conversion thereof): (i) neither the Company nor its subsidiaries shall make or commit to any capital expenditures
(A) exceeding $1 million for purposes other than the purchase of Physician Practice Groups (as defined) (directly or indirectly, including through practice management arrangements or other

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affiliations) and (B) exceeding $10 million total purchase consideration for the purchase of Physician Practice Groups (directly or indirectly, including through practice management arrangements or other affiliations), and (ii) no capital structure changes (including debt financings) may be effected by the Company or its subsidiaries without the prior written consent of the holders of a majority of the Series B Preferred Stock or the majority of the Common Stock issuable upon conversion thereof. "Physician Practice Groups" shall mean (x) physicians and groups of physicians engaged in, and professional medical corporations and other entities employing or engaging physicians for, the provision of medical services and (y) physician practice management companies.

          (d) Action By Written Consent. Any vote of Series B Preferred Stock permitted hereby may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting duly held.

          8. Other Rights and Amendments. Except as otherwise provided by law, without the written consent of a majority of the outstanding shares of Series B Preferred Stock or the vote of holders of a majority of the outstanding shares of Series B Preferred Stock (voting as a class) at a meeting of the holders of Series B Preferred Stock called for such purpose, the Company will not (i) create, authorize or issue any Parity Securities or Senior Securities,
(ii) increase the authorized number of shares of Series B Preferred Stock, other increases necessary to permit the issuance of Dividend Shares, or (iii) amend, alter, repeal or waive any provision of the bylaws, the Articles of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights, powers or other terms of the Series B Preferred Stock.

          9. Issuance. The Company will not issue more than 400,000 shares of Series B Preferred Stock (which includes 250,000 original issuance shares and up to 150,000 shares which may be issued as Dividend Shares in lieu of cash dividends in accordance with Section 3 hereof).

          10. Conversion. The outstanding shares of Series B Preferred Stock shall be convertible into Common Stock as follows:

          10.1 Optional Conversion.

          (a) At the option of the holder thereof, each share of Series B Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

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               (b) Each holder of Series B Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred
Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          10.2 Mandatory Conversion.

               (a) Mandatory Conversion Event. Upon 30 days written notice from the Company to each holder of Series B Preferred Stock, each share of Series B Preferred Stock may be converted into fully paid and nonassessable shares of Common Stock at the option of the Company after the fifth anniversary of the Original Issue Date.

               (b) Effect of Mandatory Conversion. Upon the occurrence of the event specified in Section 10.2(a) hereof, the outstanding shares of Series B Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such mandatory conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series B Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such mandatory conversion occurred.

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          10.3 Conversion Price.  Each share of Series B Preferred Stock shall be convertible in accordance with Section 10.1 or 10.2 hereof into the number of shares of Common Stock that results from dividing the liquidation value for Series B Preferred Stock (including the stated liquidation preference and accrued but unpaid dividends) by the conversion price for Series B Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series B Preferred Stock shall be $6.00 per share; provided, however, that upon receipt of the requisite vote of the holders of Common Stock approving the following adjustment, the Conversion Price shall be the lesser of (a) $6.00 per share, (b) the average closing sales price of the Common Stock for the twenty trading days immediately following the Original Issue Date, and (c) the average closing sales price of the Common Stock for the twenty trading days immediately preceding the conversion of the Series B Preferred Stock. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as provided below.

          10.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series B Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of Series B Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for Series B Preferred Stock. The Conversion Price for Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" means (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

          10.5 Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes any other distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as

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applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 10 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

          10.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 10), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The Company shall give each holder of Series B Preferred Stock at least 30 days prior written notice of any event requiring adjustment pursuant to this Section 10.6.

          10.7 Sale of Shares Below Conversion Price.

               (a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 10.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 10.4 hereof, a dividend or distribution as provided in Section 10.5 hereof or a recapitalization, reclassification or other change as provided in Section 10.6 hereof, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for Series B Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for Series B Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                   (1) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold pursuant to the provisions of Section 10.7(c) hereof) by the

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     Conversion Price for Series B Preferred Stock in effect immediately prior to such issue or sale; and

                   (2) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold pursuant to the provisions of Section 10.7(c) hereof).

               (b) Certain Definitions. For the purpose of making any adjustment required under this Section 10.7:

                   (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company and whether or not restricted at the time of issuance or sale (or deemed issuance or sale), other than (A) shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock and (B) Excluded Securities.

                   (2) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and any expenses payable by the Company;
     (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                   (3) "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Series B Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of vested

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

     Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such vested Rights or Options that are vested Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

                   (4) "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock, other than Excluded Securities.

                   (5) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 10.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 10.7, for the issue of such Additional Shares of Common Stock.

                   (6) "Excluded Securities" shall mean, collectively, (i) the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (including additional shares of Series A Preferred Stock that have been heretofore issued or may be issued after the date hereof as a stock dividend on the Series A Preferred Stock), (ii) the shares of Common Stock issued or issuable by the Company in connection with the acquisition of Merritt Orthopedic Associates, P.C., Westside Orthopaedic Clinic, P.C., Lancaster Orthopedic Group, Inc., Longmont Orthopedic & Sports Medicine Clinic, P.C., and Crossroads Orthopaedics, P.C., and (iii) up to 1,682,582 shares of common stock issuable by the Company upon exercise of stock options to acquire shares of Common Stock that have been granted by the Company prior to the Original Issue Date.

                   (7) "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities, other than Excluded Securities.

          (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Series B Preferred Stock required under this Section 10.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

               (a) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

               (b) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

               (c) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall

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

expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of any such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred Stock.

          10.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for Series B Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder's address as shown in the Company's books.

          10.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board of Directors as of the date of conversion.

          10.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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

          10.11 Notices. Any notice required by the provisions of this Section 10 to be given to the holders of shares of the Series B Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

          10.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     11. Merger, Consolidation and Sale of Assets. The Company may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, voting separately as a class.

     12. Acquisition and Budget Committee Designees. At all times in which shares of Series B Preferred Stock shall be issued and outstanding, the holders of a majority of such issued and outstanding shares shall be entitled to designate two members to the Company's Acquisition and Budget Committee and the total number of persons constituting such Committee shall be three (including the two designees of the holders of the Series B Preferred Stock). The Company shall not, without the prior written consent of the Acquisition and Budget Committee, enter into any agreement to acquire, or consummate the purchase of,
(a) any equity or ownership interest or investment in any Physician Practice Group or other Person (as defined below) or (b) any material assets of any Physician Practice Group or other Person.

     13. Financial Covenants. At all times in which shares of Series B Preferred Stock shall be issued and outstanding:

          (a) The ratio of total Indebtedness to EBITDA (as such terms are defined below) of the Company shall not exceed the following:

                              Calendar Year       Ratio
                                   1998            7.0
                                   1999            4.0
                                   2000            3.0
                                   2001            3.0
                                   2002            3.0

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

          (b) Retained earnings of the Company shall not be less than the amounts set forth below, exclusive of the effect of the preferred dividend adjustment that will result from the issuance of the Series B Preferred Stock (as computed in accordance with EITF Topic D-60, "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature") and the related warrants, including any costs of issuance allocable to retained earnings resulting from the issuance of such securities:

                              Calendar Year       Amount (in millions)
                                  1998                     $ 4.2
                                  1999                     $12.0
                                  2000                     $27.3
                                  2001                     $31.4
                                  2002                     $36.1

          (c)  Total Indebtedness of the Company shall be no greater than:

                              Calendar Year       Amount (in millions)
                                   1998                    $ 71.0
                                   1999                    $110.0
                                   2000                    $133.0
                                   2001                    $152.0
                                   2002                    $175.0

          (d) For purposes of this Section, "Indebtedness" shall mean all obligations which in accordance with generally accepted accounting principles consistently applied are classified as liabilities upon a balance sheet of the Company and in any event shall include, without duplication: (i) all obligations of the Company and its subsidiaries for borrowed money or for the deferred purchase price of property acquired by the Company or its subsidiaries, (ii) all obligations of the Company or its subsidiaries created or arising under any conditional sale or other title retention agreement with respect to any property acquired by the Company or its subsidiaries (other than in each case accounts payable and accrued liabilities that arose in the ordinary course of business and not overdue),
     (iii) all capitalized lease obligations of the Company and its subsidiaries, and (iv) all obligations of others secured by a Lien on any asset of the Company or its subsidiaries, whether or not such obligations are expressly assumed by the Company or its subsidiaries. For purposes of this Section, "EBITDA" shall mean consolidated earnings before interest, income taxes, depreciation and amortization determined in accordance with generally accepted accounting principles consistently applied.

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

     14.  Repurchase by Company.

          (a) The Company will not, and will not permit any subsidiary to, purchase or acquire any shares of Series B Preferred Stock otherwise than pursuant to a pro rata offer made on substantially equivalent terms to all holders of Series A Preferred Stock at the time outstanding.

          (b) The provisions of this Section 14 may not be amended without the affirmative vote of the holders of a majority of the Series A Preferred Stock outstanding.

     15.  General Provisions.

          (a) The term "Person" as used herein means any corporation, partnership, trust, organization, association, or other entity or individual.

          (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or a subsidiary.

          (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

          THIRD: The foregoing resolutions were duly adopted as of December 1, 1997, by all necessary action on the part of the Company.

Dated:  December 12, 1997             INTEGRATED ORTHOPAEDICS, INC.


                                      By: /s/ JEFF R. CASEY
                                         ---------------------------
                                         Jeff R. Casey,
                                         Senior Vice President

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